EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Perma-Fix Environmental Services, Inc.
Atlanta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8, File Numbers 333-115061 (S-3), 333-85118 (S-3), 333-14513 (S-3), 333-43149 (S-3), 333-70676 (S-3), 333-124668 (S-8), 333-110995
(S-8), 333-80580 (S-8), 333-3664 (S-8), 333-17899 (S-8), 333- 25835 (S-8), and
333-76024 (S-8) of Perma-Fix Environmental Services, Inc. (the "Company") and subsidiaries of our reports dated March 29, 2007, relating to the consolidated financial statements and schedule, and the effectiveness of internal control over financial reporting, which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.


BDO Seidman, LLP
Atlanta, Georgia

March 29, 2007